Translation Into English	Exhibit 3.104

3.104 Global Crossing Comunicaciones Ecuador S.A. - BYLAWS

GLOBAL CROSSING COMUNICACIONES ECUADOR S.A. BYLAWS

The corporation GLOBAL CROSSING COMUNICACIONES ECUADOR S.A. is organized under the laws of Ecuador, pursuant to the provisions set forth in these Bylaws.

1.	The name of the corporation is GLOBAL CROSSING COMUNICACIONES ECUADOR S.A.

2.	The corporation nationality is Ecuadorian. The corporation shall establish its main offices in the city of Quito; however, the corporation may set up agencies or branches in other cities of the country or abroad.

3.

The purpose of the corporation is research, development, manufacture, provision, installation, operation, maintenance, refurbishment, improvement, acquisition and lease of equipment, systems, procedures or instruments related to telecommunications for the transmission of data, voice and video, in all aspects and possibilities, including transmission, emission or reception of signs, signals, writings, images, sounds or information of any nature and, in general, the performance of any other regular service or supplementary activity, subsidiary or auxiliary to such telecommunications, rendering of services in the telecommunication area, all of which shall observe the laws and regulations applicable to communications. For the purposes hereinabove mentioned, the corporation may perform all acts and activities related thereto, whether directly or indirectly, on its own behalf or on behalf of third parties, acting in its own capacity or through representatives, attorneys-in-fact, correspondents, licensees and third parties in general. To such effect, the corporation may, including, but not limited to its purpose: A. Enter into any type of agreement, contract or legal act before official bodies, departments, whether centralized or decentralized, autarchic entity, state corporations, whether national, provincial, municipal, of the country, binational and abroad; transact and accept concessions, permits, authorizations, licenses, privileges, exemptions and all other powers that may promote, directly or indirectly, the best achievement of the corporate purpose, before public powers. B. Perform all types of acts related to sale-purchase, exchange, assignment of credits, rights and debts, service agreement, lease of goods, building agreement, deposits of assets of any nature, loans with all types of guarantees, in any currency; correspondent agreements, agreements related to agency, representation, license, assignment of technology and powers of attorney; employment agreements, management, counseling and any act directly or indirectly necessary to achieve the corporate purpose in the best manner. C. Open current accounts, perform all type of activities related to banking, credit, with or without guarantees, in the country or abroad, with any financial, banking, official, state, private or mixed entities, or bills of exchange, promissory notes, checks, invoices approved by payer and all type of obligations with or without guarantee or special payment method and guarantee or secure such obligations. D. Associate, under any form, to natural or legal persons from the country or abroad for the development of activities directly or indirectly related to its corporate purpose. In order to achieve its corporate purpose, the Corporation may intervene as member in the organization of all type of corporations or business organizations, provide capital to them, acquire, hold and possess shares, obligations or interests in other companies. In general, the Corporation may perform all type of acts, agreements and operations allowed by Ecuadorian laws that conform to its corporate purpose and are necessary and convenient for its fulfillment.

4.	The duration of the Corporation shall be ninety-nine years, as from the date of registration of the acts of incorporation with the Commercial Registry. Nonetheless, such period may be extended or the corporation may be dissolved and liquidated before its fulfillment, pursuant to the decision rendered by members at a General Meeting, pursuant to letter C, section 14 hereof or other legal grounds listed in section 394 of the Law on Corporations.

5.	The Authorized Capital of the corporation shall be 3,600,000 dollars, up to which the corporation may accept subscriptions and issue shares. The subscribed capital of the corporation shall be 1,947,932 US dollars.

6.	Shares shall be ordinary and registered and shall have a nominal value of one dollar each. Such shares shall be numbered from one to the number that corresponds, according to the number of shares issued. According to the ratio of the value paid therefor, each share confers the right to vote at the General Meeting, to be entitled to profits and to be entitled to further rights set forth in the Law.

7.	Share certificates and provisional certificates shall be issued in books and receipt books correlatively numbered and shall be signed by the Executive President. The certificate having been submitted to the shareholder, the shareholder shall subscribe the pertaining receipt book. Each certificate may represent one or more shares and any shareholder may request that one certificate be split into many, pursuant to provisions of the pertaining law and regulation. Expenses incurred as a consequence thereof shall be borne by the shareholder. Share certificates shall be subscribed in the Shares and Shareholders Book, in which the subsequent transfers, constitution of rights in rem and further modifications that occur regarding the right on such shares shall be registered. Transfer of ownership of registered shares can be raised against the corporation or third parties only as from the moment of registration thereof on the Shares and Shareholders Book. Such registration shall be validly performed with the sole signature of the legal representative acting on behalf of the corporation, provided that notice of assignment of the share, bearing the date and the signature of both assignor and assignee, has been sent to the corporation by means of separate communications signed by each of them. Such communications shall be filed. Likewise, registration on the Shares and Shareholders Book can be performed, provided that the share certificate in which the respective assignment note is evidenced is submitted to the legal representative. In such situation, the certificate shall be annulled and filed and a new one with the assignee’s name shall be issued. Should the share certificate be missing or destroyed and after publication thereof for three consecutive days in one of the most widely-circulated newspapers of the corporation’s main offices, the corporation may annul the certificate and confer a new one to the respective shareholder upon shareholder’s written request and at his request, after a period of thirty days, as from the date of last publication has elapsed. As long as the shareholder has not fully paid shares subscribed by such shareholder, the pertaining provisional certificate shall be issued in his favor, pursuant to the law.

8.

Shareholders at a General Meeting is the supreme body of the corporation and shall have all the duties, powers and responsibilities set forth by the Law; and its resolutions, validly adopted, shall bind all shareholders, even those absent or in disagreement, except for the right of objection, pursuant to the Law on Corporations. Shareholders at a General Meeting shall have the following powers, apart from those stated in section nine hereof: a) Appoint and remove the executive president, vice president, general manager and acting and deputy auditor. b) Decide upon the allocation of corporate profits. c) Decide upon the issuance of profits and obligations. d) Determine the increase or decrease of corporate capital, issuance of dividends, shares, setting up special or optional reserves, shares depreciation, merger, transformation, dissolution and liquidation and, in general, to arrange all modifications to the acts of incorporation and the amendments to the Bylaws in accordance with the Law. e) Construe corporate Bylaws mandatorily. f) Decide upon the establishment and suspension of subsidiaries, agencies or services; fix their capital and appoint their representatives. g) Dictate the internal corporate administrative regulations, including its own regulation, and define the powers of administrators and officers, if a conflict of powers arises. h) Authorize legal representatives to sign agreements or purchase loans, whose value exceeds the limit periodically set by shareholders at a General Meeting, as well as to sell, encumber or limit title to corporate real property, notwithstanding provisions of Section 12 of the Law on Corporations. i) Authorize the corporate vice president to enter into agreements or purchase loans whose value exceeds the limit set by shareholders at a General Meeting for the executive president, when vice president acts in the capacity of legal representative due to the absence of the executive president. j) Authorize the granting of general powers. k) Approve the corporate budget and general plan of activities, pursuant to the projects that shall be submitted by the general manager. l) Comply with all further duties and exercise all further powers that correspond thereto, pursuant to the Law and these Bylaws or regulations and resolutions of shareholders at a General Meeting.

9.	Ordinary General Meetings shall be called, at least, once a year in the corporate main offices, within a period of three months as from the closure of the fiscal year, in order to consider the following matters: a) Be aware of the accounts, the balance, the profit and loss statements and reports that shall be submitted by the General Manager and Auditors regarding corporate businesses and pass a resolution. Neither the balance nor the accounts shall be approved if no Auditor’s report has been previously issued. b) Decide upon the allocation of corporate profits. c) Consider any other item specified on the agenda, pursuant to the call and determine it. Shareholders at an Ordinary General Meeting may deliberate upon suspension and removal of administrators, even when such matter is not on the agenda.

10.	Extraordinary General Meetings shall be called at any time during the year in the corporate main offices. Only items for which the meeting was called can be dealt with at Extraordinary General Meetings except for provisions of section 238 of the Law on Corporations and section tenth hereof.

11.	The corporate President and the General Manager or, upon their absence, any other person so appointed by shareholders at a General Meeting for such purpose, shall act as President and Secretary at the General Meeting.

12.	Decisions of shareholders at a General Meeting shall be taken by the majority of the votes representing present paid capital, except for the exceptions set forth by the Law and these Bylaws. Blank votes and abstentions shall be added to the numeric majority.

13.

Ordinary and Extraordinary General Meetings shall be called by the corporate Executive President; nonetheless, such meetings can be called by auditors in urgent situations. Shareholder(s) representing at least 25% of the corporate capital may request the call for a General Meeting, in writing, at any time, to the Executive President, in order to deal with the matters indicated in the request. Should such period be rejected or such call be not made within the period of fifteen days as from reception of the request, section two hundred and twenty-six of the Law on Corporations shall apply. The General Meeting, whether ordinary or extraordinary, shall be called by means of newspapers, in one of the most widely-circulated newspapers in the domicile of the corporate main offices, within a period of, at least, fifteen days as from the date set for the meeting, pursuant to the Law, notwithstanding provisions of section fifteenth. Furthermore, call for General Meeting shall be made by means of written or telegraphic communications sent to those shareholders that have previously requested so in writing and by indicating their respective addresses to the Corporation. The communication shall indicate the place, date and time, and the item to be transacted at the meeting. Additionally, auditors shall be specially and separately called to General Meetings by a written notice, apart from the corresponding reference that shall be made in the newspaper notice that contains the call for shareholders.

14.	Installation quorum: a) The General Meeting shall not be considered constituted to transact any business in the first call, if at least half of paid capital is represented by attending shareholders. In the event that the General Meeting fail to be held in the first call due to lack of quorum, a second call shall be made, which shall take place within a maximum period of thirty days as from the date set for the first meeting. b) General Meetings made in second calls shall be held with the number of shareholders present and such fact shall be so stated in the call made. In the second call, the object of the first call shall not be modified. c) For shareholders at a General Meeting, whether ordinary or extraordinary, to validly agree on increase or decrease of capital, corporate transformation, merger or dissolution and, in general, any other modification to the Bylaws, provisions of the Law shall be observed. d) For verification of quorum, no more than one hour as from the call made shall elapse.

15.	General Meetings. Notwithstanding the aforementioned, the General Meeting shall be regarded as called and shall be validly constituted, at any time and in any area of the national territory, in order to deal with any business, provided that the total paid capital be represented and attendees agree unanimously that such Meeting be held. Nonetheless, any attendee may oppose to the debate of the items on which such attendee considers that he has received no sufficient information. In the event described in this section, all shareholders or their representatives shall subscribe the act, under penalty of nullity.

16.	General Meetings Acts shall be recorded in mobile sheets, front and back typewritten. They shall be correlatively numbered and signed by the President and Secretary. Each page shall be signed and sealed by the Secretary.

17.

The Corporation shall be managed by an Executive President, a Vice president and a General Manager, by means of exclusively exercising the powers set forth in section 18. The Executive President shall have the following powers: 1. Represent the corporation in court and out-of-court matters, with full powers, including power to settle. 2. Call and preside over the general meeting. 3. Supervise the General Manager’s administration. 4. Participate in all type of acts and agreements, by being subject to the amount periodically stated by shareholders at a General Meeting, who shall authorize the sale of real property. 5. Confer general powers with prior authorization from shareholders at a general meeting. 6. Keep corporate books. 7. Submit a report on the corporate businesses to the general meeting annually. 8. Prepare the corporate annual budget and activity plan. 9. In general, the President shall have all the powers necessary for administrating and representing the corporation with the limitations set forth in the Bylaws, notwithstanding provisions of section 12 of the Law on Corporations.

18.	The General Manager shall be appointed by shareholders at a General Meeting and shall have the following duties and powers: 1) Opening and closing bank accounts, drawing, accepting and endorsing bills of exchange and other securities and values, depositing and drawing checks and payment orders and protest them. 2) Participating in all type of acts and agreements up to the amount of one million dollars. In order to bind the corporation in acts or agreements which exceed such limit, authorization from the General Meeting or joint subscription of the document along with the Executive President shall be required, unless it refers to Customs guarantees or judicial bonds, appeal to the Supreme Court or executive procedures for which such limitations shall not apply. 3) File applications, requests, appeals before any administrative authority, whether Customs, municipal, provincial, national, fiscal or of any other nature. 4) Collect values owed to the corporation and issue releases of debts. 5) Purchase loans up to the limit indicated in number 2 above and sign the respective documents. 6) Grant special powers. 7) Hire corporate workers and terminate their contacts, request evictions and approvals. 8) Supervise corporate assets as well as accounting thereof. 9) Appear before the courts and appoint attorneys-at-law. 10) Submit a report on corporate businesses every three months to the Executive President, when the President so requires.

19.	The General Manager shall be subject to the Executive President’s supervision and, in the event that he performs an act or enters into an agreement outside the scope of the powers granted to such manager, pursuant to section 18, the General Manager shall be personally liable before the corporation and its shareholders.

20.	The Executive President, the Vice president and the General Manager of the Corporation shall be appointed for mandates of five years and the General Manager for a period of one year. They shall hold their offices until they are duly replaced. Auditors shall be appointed annually.

21.	Should the Executive President be absent or temporarily or permanently disabled, the Vice president of the Corporation shall replace him with all the duties and powers, until the shareholders at a General Meeting appoint a new Executive President.

22.	Corporate fiscal year shall end on the 31st of December of each year.

23.	Setting a legal reserve fund and profit allocation shall be performed by shareholders at a General Meeting, pursuant to the Law. Since all corporate shares are ordinary and there are no preferred shares, profits shall be allocated to each shareholder in direct proportion to the value paid for his shares.

24.	Shareholders at a General Meeting shall appoint two auditors, an acting auditor and a deputy, who shall have the duties, powers and responsibilities set forth by the Law and those set forth by shareholders at a General Meeting.

25.	In the event that the corporation be dissolved and liquidated, there being no opposition among shareholders, the Executive President shall act as liquidator. Should there be opposition, shareholders at a General Meeting shall appoint a liquidator at the ordinary or extraordinary general meeting, by indicating his special powers.

26.	Capital integration and allocation of shares. Shares representing capital have been subscribed and paid in the following manner:

Shareholder’s name	Subscribed Capital USD	Shares
GC Impsat Holdings II ltd	2,208,889	2,208,889
GC Impsat Holdings III ltd	2	2
TOTAL	2,208,891	2,208,891